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                                                                   Exhibit 21.1
On Command Corporation

Subsidiaries
------------

    On Command Video Corporation
    On Command Development Corporation
    SpectraVision, Inc.
    On Command Canada, Inc.
    SpectraVision Barbados
    Kalevision Sytems, Inc.
    Spectradyne of Bahamas
    Spectradyne of Bermuda
    Spectradyne of Texas
    Spectradyne of GMBH
    Spectradyne International, Inc.
    On Command Hong Kong, Limited
    On Command Australia Pty Limited
    Spectradyne Singapore Pte Limited
    On Command (Thailand) Limited